Exhibit 99.1

UNITED ANNOUNCES

FIRST-QUARTER 2012 RESULTS

UAL REPORTS $286 MILLION FIRST-QUARTER 2012 LOSS EXCLUDING SPECIAL

CHARGES; $448 MILLION LOSS INCLUDING SPECIAL CHARGES

CHICAGO, April 26, 2012 – United Continental Holdings, Inc. (NYSE: UAL) today reported a first-quarter 2012 net loss of $286 million or $0.87 loss per share, excluding $162 million of net special charges consisting primarily of integration-related costs. Including special charges, UAL reported a first-quarter 2012 net loss of $448 million or $1.36 loss per share.

•

UAL first-quarter consolidated passenger revenue increased 5.5 percent year-over-year. First-quarter consolidated passenger revenue per available seat mile (PRASM) increased 5.2 percent compared to the same period in 2011.

•	First-quarter consolidated fuel expense increased 20.8 percent, or $557 million, year-over-year.

•

Consolidated unit costs (CASM) holding fuel rate and profit sharing constant and excluding special charges and third-party business expense for first-quarter 2012 increased 0.6 percent year-over-year. First quarter consolidated CASM increased 8.3 percent year-over-year.

•	UAL ended the first quarter with $7.8 billion in unrestricted liquidity.

•	UAL converted to a single passenger service system, a single website and a single loyalty program on March 3, 2012.

“This was a difficult quarter, but we made significant progress with our integration and we’re now able to serve our customers as a single airline,” said Jeff Smisek, UAL's president and chief executive officer. “I want to recognize my co-workers for their hard work during a challenging time, and thank our customers for their continuing support. We are now on the steep back slope of our integration and can look forward to delivering more benefits from the merger in the remainder of the year.”

UAL ANNOUNCES FIRST-QUARTER 2012 RESULTS/PAGE 2

First-Quarter Revenue and Capacity

For the first quarter of 2012, total revenue was $8.6 billion, an increase of 4.9 percent year-over-year. First-quarter consolidated passenger revenue rose 5.5 percent to $7.5 billion, compared to the same period in 2011.

Consolidated revenue passenger miles (RPMs) and consolidated capacity (available seat miles) for the first quarter of 2012 both increased 0.3 percent year-over-year, resulting in a first-quarter consolidated load factor of 78.1 percent.

Consolidated yield for the first quarter of 2012 increased 5.2 percent year-over-year. First-quarter 2012 consolidated PRASM increased 5.2 percent compared to the same period in 2011.

Mainline RPMs in the first quarter of 2012 decreased 0.2 percent on a mainline capacity increase of 0.2 percent year-over-year, resulting in a first-quarter mainline load factor of 78.5 percent. Mainline yield for the first quarter of 2012 increased 4.5 percent compared to the same period in 2011. First-quarter 2012 mainline PRASM increased 4.1 percent year-over-year.

“Our revenue results were negatively impacted by the integration of our revenue management and booking systems, which included reducing our booking levels so we could better serve our customers during the reservations conversion,” said Jim Compton, UAL’s executive vice president and chief revenue officer. “We look forward to leveraging our new systems and world-class network to improve revenue results for the remainder of the year.”

Passenger revenue for the first quarter of 2012 and period-to-period comparisons of related statistics for UAL’s mainline and regional operations are as follows:

	1Q 2012 Passenger Revenue (millions)	Passenger Revenue vs. 1Q 2011	PRASM vs. 1Q 2011	Yield vs. 1Q 2011	ASMs vs. 1Q 2011
Domestic	$2,940	1.4%	4.5%	3.3%	(3.0%)

Atlantic	1,189	6.2%	5.3%	6.0%	0.8%
Pacific	1,099	5.8%	(0.2%)	4.1%	6.1%
Latin America	726	11.7%	7.0%	6.9%	4.4%

International	$3,014	7.3%	3.8%	5.6%	3.4%

Mainline	$5,954	4.3%	4.1%	4.5%	0.2%
Regional	1,554	10.2%	9.1%	6.1%	1.0%

Consolidated	$7,508	5.5%	5.2%	5.2%	0.3%

Cargo and other revenue in the first quarter of 2012 increased 0.8 percent, or $9 million, year-over-year.

UAL ANNOUNCES FIRST-QUARTER 2012 RESULTS/PAGE 3

First-Quarter Costs

Total operating expenses, including special charges, increased $705 million, or 8.6 percent, in the first quarter compared to the same period of 2011, including a $557 million increase in fuel costs year-over-year. First-quarter 2012 operating expenses, excluding fuel, profit sharing, third-party business expense and special charges, increased $54 million, or 1.0 percent, year-over-year. Third-party business expense was $65 million in the first quarter.

Consolidated CASM, excluding special charges and third-party business expense, increased 7.3 percent and mainline CASM, excluding special charges and third-party business expense, increased 7.4 percent in the first quarter of 2012 compared to the same period of 2011. First-quarter consolidated and mainline CASM, including special charges, increased 8.3 and 8.7 percent year-over-year, respectively.

In the first quarter, consolidated and mainline CASM, excluding special charges and third-party business expense and holding fuel rate and profit sharing constant, increased 0.6 percent and 0.1 percent, respectively, compared to the results for the same period of 2011.

“I want to thank my co-workers for their efforts to control costs in a challenging economic environment with significant integration hurdles,” said John Rainey, UAL’s executive vice president and chief financial officer. “We have tremendous assets at United—most notably, our people—which will help us achieve our goal of sustained and sufficient profitability.”

First-Quarter Liquidity and Cash Flow

UAL ended the first quarter with $7.8 billion in unrestricted liquidity, comprised of $7.3 billion of cash, cash equivalents and short-term investments and $500 million of undrawn commitments under a revolving credit facility. During the first quarter, the company generated $124 million of operating cash flow and had gross capital expenditures of $403 million. The company made debt and net capital lease payments of $502 million including $92 million of prepayments in the first quarter.

Passenger Service System Cutover

On March 3, United converted to one passenger service system in the single largest technology conversion in aviation history. On the same day, United also launched a single website, united.com, introduced a single loyalty program, MileagePlus, and made numerous policy and procedure changes to become a single airline for its customers. The conversion required 1.7 million hours of training, migrating more than 17 million passenger records and 32 million MileagePlus accounts, and upgrading more than 12,000 workstations. As a result of the systems conversion, United has much greater flexibility to deploy aircraft on routes best suited to their capabilities and every customer service agent can help every customer, providing more consistent service across the network.

Notable First-Quarter 2012 Accomplishments

•

United recorded U.S. Department of Transportation domestic on-time arrival rate of 80.1 percent and a system completion factor of 99.1 percent for the quarter. For international flights, United recorded an on-time arrival rate of 74.2 percent. The on-time arrival rates are based on flights arriving within 14 minutes of scheduled arrival time.

UAL ANNOUNCES FIRST-QUARTER 2012 RESULTS/PAGE 4

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The company achieved a tentative agreement with United flight attendants, which they subsequently ratified. Passenger service employees chose to be represented by a union, and the company and the union will now begin joint negotiations. The company and its pilots’ master executive councils agreed to an extension of the transition and process agreement originally reached prior to the completion of the merger.

•

UAL raised $892 million of debt through the issuance of enhanced equipment trust certificates at an average interest rate of 4.37 percent, the lowest average rate in history for this type of security. The debt is being used to finance the acquisition of four new Boeing 787-8 and 14 new Boeing 787-900ER aircraft and to refinance the debt relating to three Boeing 787-900ER aircraft currently in the company’s fleet.

•

United announced new service from its Newark hub to Istanbul, Turkey and from Chicago to Sarasota, Fla. and from Denver to Fairbanks, Alaska. The company also announced service from San Francisco to Washington Reagan; and from Washington Dulles to Honolulu.

•	The company paid $265 million in 2011 profit-sharing to co-workers, who also earned cash incentive payments for on-time performance totaling more than $8 million during the quarter.

•	FORTUNE magazine named United Airlines the most admired airline on its annual airline-industry list of the World’s Most Admired Companies.

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United and Chase launched the premium MileagePlus Club co-brand card in March, building on the strong performance from the MileagePlus Explorer card launched last July. The company also introduced the MileagePlus Gift Card Exchange, a program that enables members to convert the remaining value of unused or partially used retail gift cards into award miles.

•	United has Economy Plus Seating on 75 percent of its entire mainline fleet, including on all long-haul international Boeing 757-200 aircraft.

•	The company inducted three Next Generation Boeing 737-900ER narrowbody aircraft into its fleet and continued to retire older, less-efficient models including three Boeing 737-500 aircraft.

UAL ANNOUNCES FIRST-QUARTER 2012 RESULTS/PAGE 5

•	The company continued to install flat-bed seats in first and business class on its international fleet, and now has the new seats on 144 aircraft, more than any other U.S. carrier.

•	United broke ground on the first phase of a three-phase redevelopment project at Houston’s George Bush Intercontinental Airport.

About United

United Airlines and United Express operate an average of 5,605 flights a day to 374 airports on six continents from our hubs in Chicago, Cleveland, Denver, Guam, Houston, Los Angeles, New York/Newark, San Francisco, Tokyo and Washington, D.C. In 2011, United carried more traffic than any other airline in the world, and operated more than two million flights carrying 142 million passengers. United is upgrading its cabins with more flat-bed seats in first and business class and more extra-legroom economy-class seating than any other airline in North America. United operates nearly 700 mainline aircraft and has orders for more than 125 new aircraft deliveries from 2012 through 2019, including 50 Boeing 787 Dreamliners and 25 Airbus A350XWBs. United was rated the world’s most admired airline on FORTUNE magazine’s 2012 airline-industry list of the World’s Most Admired Companies. Readers of Global Traveler magazine have voted United’s MileagePlus program the best frequent flyer program for eight consecutive years. United is a founding member of Star Alliance, which provides service to 190 countries via 25 member airlines. More than 85,000 United employees reside in every U.S. state and in countries around the world. For more information, visit united.com or follow United on Twitter and Facebook. The common stock of United’s parent, United Continental Holdings, Inc., is traded on the NYSE under the symbol UAL.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this release are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook” and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements which do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this release are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law. Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: our ability to comply with the terms of our various financing arrangements; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans; our ability to control our costs, including realizing benefits from our resource optimization efforts, cost reduction initiatives and fleet replacement programs; our ability to utilize our net operating losses; our ability to attract and retain customers; demand for transportation in the markets in which we operate; an outbreak of a disease that affects travel demand or travel behavior; demand for travel and the impact that global economic conditions have on customer travel patterns; excessive taxation and the inability to offset future taxable income; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aviation fuel and energy refining capacity in relevant markets); our ability to cost-effectively hedge against increases in the price of aviation fuel; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aviation and other insurance; the costs associated with security measures and practices; industry consolidation or changes in airline

UAL ANNOUNCES FIRST-QUARTER 2012 RESULTS/PAGE 6

alliances; competitive pressures on pricing and on demand; our capacity decisions and the capacity decisions of our competitors; U.S. or foreign governmental legislation, regulation and other actions (including open skies agreements and environmental regulations); labor costs; our ability to maintain satisfactory labor relations and the results of the collective bargaining agreement process with our union groups; any disruptions to operations due to any potential actions by our labor groups; weather conditions; the possibility that expected merger synergies will not be realized or will not be realized within the expected time period; and other risks and uncertainties set forth under Item 1A., Risk Factors of our Annual Report on Form 10-K, as well as other risks and uncertainties set forth from time to time in the reports we file with the SEC. Consequently, forward-looking statements should not be regarded as representations or warranties by us that such matters will be realized.

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UAL ANNOUNCES FIRST-QUARTER 2012 RESULTS/PAGE 7

UNITED CONTINENTAL HOLDINGS, INC.

STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2012 AND 2011

	Three Months Ended March 31,		% Increase /
(In millions, except per share data)	2012	2011	(Decrease)
Operating Revenue:
Passenger:
Mainline	$5,954	$5,707	4.3
Regional	1,554	1,410	10.2

Total Passenger Revenue	7,508	7,117	5.5
Cargo	264	283	(6.7)
Other	830	802	3.5

Total Operating Revenue	8,602	8,202	4.9

Operating Expenses:
Aircraft fuel (A)	3,229	2,672	20.8
Salaries and related costs	1,897	1,806	5.0
Regional capacity purchase (B)	616	573	7.5
Landing fees and other rent	469	473	(0.8)
Aircraft maintenance materials and outside repairs	407	439	(7.3)
Depreciation and amortization	380	388	(2.1)
Distribution expenses	337	350	(3.7)
Aircraft rent	251	253	(0.8)
Special charges (C)	164	77	NM
Other operating expense	1,123	1,137	(1.2)

Total Operating Expenses	8,873	8,168	8.6

Operating Income (Loss)	(271)	34	NM

Nonoperating Income (Expense):
Interest expense	(216)	(254)	(15.0)
Interest income	5	4	25.0
Interest capitalized	8	6	33.3
Miscellaneous, net	27	(1)	NM

Total Nonoperating Expense	(176)	(245)	(28.2)

Loss before income taxes	(447)	(211)	111.8
Income tax expense (D)	1	2	NM

Net Loss	($448)	($213)	110.3

Loss per share, basic and diluted	($1.36)	($0.65)	109.2

Weighted average shares, basic and diluted	330	328	0.6

NM	Not meaningful

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UAL ANNOUNCES FIRST-QUARTER 2012 RESULTS/PAGE 8

UNITED CONTINENTAL HOLDINGS, INC.

NOTES (UNAUDITED)

(A)	UAL’s results of operations include fuel expense for both mainline and regional operations.

	Three Months Ended March 31,		% Increase /
(In millions, except per gallon)	2012	2011	(Decrease)
Total mainline fuel expense	$2,629	$2,136	23.1
Regional fuel expense	600	536	11.9

Consolidated fuel expense	3,229	2,672	20.8
Exclude gain (loss) on fuel hedge settlements	(31)	154	NM

Consolidated fuel expense excluding hedge impacts	$3,198	$2,826	13.2

Mainline fuel consumption (gallons)	790	785	0.6
Mainline average jet fuel price per gallon (cents)	332.8	272.1	22.3
Mainline average jet fuel price per gallon excluding fuel hedge impacts (cents)	328.9	291.7	12.8

Regional fuel consumption (gallons)	177	175	1.1
Regional average jet fuel price per gallon (cents)	339.0	306.3	10.7

Consolidated consumption (gallons)	967	960	0.7
Consolidated average jet fuel price per gallon (cents)	333.9	278.3	20.0
Consolidated average jet fuel price per gallon excluding fuel hedge impacts (cents)	330.7	294.4	12.3

(B)	UAL has contractual relationships with various regional carriers to provide regional jet and turboprop service branded as United Express. Under these agreements, UAL pays the regional carriers contractually agreed fees for crew expenses, maintenance expenses and other costs of operating these flights. These costs include aircraft rent of $173 million for the three months ended March 31, 2012 of which $121 million and $52 million is included in regional capacity purchase expense and aircraft rentals, respectively, in our Statements of Consolidated Operations.

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UAL ANNOUNCES FIRST-QUARTER 2012 RESULTS/PAGE 9

UNITED CONTINENTAL HOLDINGS, INC.

NOTES (UNAUDITED)

(C)	Special charges include the following:

	Three Months Ended March 31,
(In millions)	2012	2011
Integration-related costs	$134	$79
Voluntary severance and benefits	49	—
Gains on sales of assets and other special charges, net	(19)	(2)

Total special charges	164	77

Income tax benefit	(2)	—

Special charges, net of tax	$162	$77

2012—Special charges

Integration-related costs: Include compensation costs related to systems integration and training, costs to repaint aircraft and other branding activities, costs to write-off or accelerate depreciation on systems and facilities that are no longer used or planned to be used for significantly shorter periods, relocation costs for employees and severance primarily associated with administrative headcount reductions.

Voluntary severance and benefits: The company recorded $49 million associated with two voluntary employee programs. In one program, approximately 400 mechanics offered to retire early in exchange for a cash severance payment that was based on the number of years of service the employee had accumulated. The other program is a voluntary company-offered leave of absence that approximately 1,800 flight attendants accepted, which allows for continued medical coverage during the leave of absence period.

Gains on sales of assets and other special charges, net: The company sold six aircraft and its interest in a crew hotel in Hawaii during the first quarter of 2012. The company also recorded an impairment charge on an intangible asset related to take-off and landing slots to reflect the discontinuance of one of the frequencies on an international route. The company also made adjustments to certain legal reserves.

2011—Special charges

Integration-related costs: Include costs to terminate certain service contracts that will not be used by the company, costs to write off system assets that are no longer used or planned to be used by the company, and payments to third-party consultants to assist with integration planning and organization design. Integration-related costs also include salary and severance related costs primarily associated with administrative headcount reductions and compensation costs related to the integration.

(D)	We are required to provide a valuation allowance for our deferred tax assets in excess of deferred tax liabilities because UAL concluded that it is more likely than not that such deferred tax assets will ultimately not be realized. As a result, pre-tax losses for the three months ended March 31, 2012 and March 31, 2011 were not reduced by any tax benefits.

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UAL ANNOUNCES FIRST-QUARTER 2012 RESULTS/PAGE 10

UNITED CONTINENTAL HOLDINGS, INC.

STATISTICS

	Three Months Ended March 31,		% Increase /
	2012	2011	(Decrease)
Mainline:
Passengers (thousands)	21,909	22,420	(2.3)
Revenue passenger miles (millions)	41,191	41,266	(0.2)
Available seat miles (millions)	52,469	52,377	0.2
Cargo ton miles (millions)	632	686	(7.9)

Passenger load factor:
Mainline	78.5%	78.8%	(0.3	) pts.
Domestic	82.2%	81.2%	1.0	pts.
International	74.9%	76.3%	(1.4	) pts.

Passenger revenue per available seat mile (cents)	11.35	10.90	4.1
Average yield per revenue passenger mile (cents)	14.45	13.83	4.5
Average fare per passenger	$271.76	$254.55	6.8

Cost per available seat mile (CASM) (cents):
CASM (a)	13.81	12.70	8.7
CASM, excluding special charges (b)	13.49	12.56	7.4
CASM, excluding special charges and third-party business expenses (b)	13.37	12.45	7.4
CASM, excluding special charges, third-party business expenses and fuel (b)	8.36	8.37	(0.1)
CASM, holding fuel rate and profit sharing constant, excluding special charges and third-party business expenses (b)	12.46	12.45	0.1

Average price per gallon of jet fuel (cents) (c)	332.8	272.1	22.3
Average price per gallon of jet fuel excluding fuel hedge impact (cents) (c)	328.9	291.7	12.8
Fuel gallons consumed (millions)	790	785	0.6

Aircraft in fleet at end of period	698	710	(1.7)
Average stage length (miles) (d)	1,868	1,795	4.1
Average daily utilization of each aircraft (hours)	10:25	10:31	(1.0)

Regional:
Passengers (thousands)	10,618	10,169	4.4
Revenue passenger miles (millions)	5,916	5,698	3.8
Available seat miles (millions)	7,875	7,795	1.0
Passenger load factor	75.1%	73.1%	2.0	pts.
Passenger revenue per available seat mile (cents)	19.73	18.09	9.1
Average yield per revenue passenger mile (cents)	26.27	24.75	6.1

Aircraft in fleet at end of period	576	559	3.0
Average stage length (miles) (d)	541	538	0.6

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UAL ANNOUNCES FIRST-QUARTER 2012 RESULTS/PAGE 11

UNITED CONTINENTAL HOLDINGS, INC.

STATISTICS (Continued)

	Three Months Ended March 31,		% Increase /
	2012	2011	(Decrease)
Consolidated (Mainline and Regional):
Passengers (thousands)	32,527	32,589	(0.2)
Revenue passenger miles (millions)	47,107	46,964	0.3
Available seat miles (millions)	60,344	60,172	0.3
Passenger load factor	78.1%	78.0%	0.1	pts.

Passenger revenue per available seat mile (cents)	12.44	11.83	5.2
Total revenue per available seat miles (cents)	14.25	13.63	4.5
Average yield per revenue passenger mile (cents)	15.94	15.15	5.2

CASM (a)	14.70	13.57	8.3
CASM, excluding special charges (b)	14.43	13.45	7.3
CASM, excluding special charges and third-party business expenses (b)	14.32	13.35	7.3
CASM, excluding special charges, third-party business expenses and fuel (b)	8.97	8.91	0.7
CASM, holding fuel rate and profit sharing constant, excluding special charges and third-party business expenses (b)	13.43	13.35	0.6

Average price per gallon of jet fuel (cents) (c)	333.9	278.3	20.0
Average price per gallon of jet fuel excluding fuel hedge impacts (cents) (c)	330.7	294.4	12.3
Fuel gallons consumed (millions)	967	960	0.7
Average full-time equivalent employees (thousands)	83.7	82.0	2.1

(a)	Includes impact of special charges (See Note C).
(b)	These financial measures provide management and investors the ability to monitor the company’s performance on a consistent basis.
(c)	Fuel price per gallon includes aircraft fuel and related taxes.
(d)	Average stage length equals the average distance a seat travels adjusted for size of aircraft (available seat miles/seats).

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UAL ANNOUNCES FIRST-QUARTER 2012 RESULTS/PAGE 12

UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION

UAL evaluates its financial performance utilizing various GAAP and non-GAAP financial measures including, net income/loss, net earnings/loss per share and CASM, among others. CASM is a common metric used in the airline industry to measure an airline’s cost structure and efficiency. Pursuant to SEC Regulation G, UAL has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis. UAL believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management's performance excluding the effects of a significant cost item over which management has limited influence. UAL also believes that adjusting for special charges is useful to investors because they are non-recurring items not indicative of UAL’s on-going performance. UAL also believes that excluding third-party business expenses, such as maintenance, ground handling and catering services for third parties, fuel sales and non-air mileage redemptions, provides more meaningful disclosure because these expenses are not directly related UAL’s core business.

	Three Months Ended March 31,		$ Increase/	% Increase /
(In millions)	2012	2011	(Decrease)	(Decrease)
Consolidated Operating Revenue	$8,602	$8,202	$400	4.9

Consolidated Operating Expenses	$8,873	$8,168	$705	8.6
Less: Special charges (C)	164	77	87	NM

Consolidated Operating Expenses, excluding special charges	8,709	8,091	618	7.6
Less: Third-party business expenses	65	58	7	12.1
Less: Consolidated fuel expense	3,229	2,672	557	20.8
Less: Profit sharing programs, including taxes	—	—	—	NM

Consolidated Operating Expenses, excluding fuel, profit sharing, special charges and third-party business expenses	$5,415	$5,361	$54	1.0

Net Loss	($448)	($213)	$235	110.3
Less: Special charges, net (C)	162	77	85	NM

Net Loss, excluding special charges	($286)	($136)	$150	110.3

Diluted loss per share	($1.36)	($0.65)	$0.71	109.2
Add back: Special charges, net	0.49	0.24	0.25	NM

Diluted loss per share, excluding special charges	($0.87)	($0.41)	$0.46	112.2

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UAL ANNOUNCES FIRST-QUARTER 2012 RESULTS/PAGE 13

UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION (Continued)

	Three Months Ended March 31,		% Increase /
	2012	2011	(Decrease)
CASM Mainline Operations (cents):
Cost per available seat mile (CASM)	13.81	12.70	8.7
Less: Special charges (C)	0.32	0.14	NM

CASM, excluding special charges	13.49	12.56	7.4
Less: Third-party business expenses	0.12	0.11	9.1

CASM, excluding special charges and third-party business expenses	13.37	12.45	7.4
Less: Fuel expense	5.01	4.08	22.8

CASM, excluding special charges, third-party business expenses and fuel	8.36	8.37	(0.1)
Less: Profit sharing per available seat mile	—	—	NM

CASM, excluding special charges, third-party business expenses, fuel, profit sharing	8.36	8.37	(0.1)
Add: Profit sharing held constant at prior year expense per available seat mile	—	—	NM
Add: Current year fuel cost at prior year fuel price per available seat mile	4.10	—	NM
Add: Prior year fuel cost per available seat mile	—	4.08	NM

CASM, holding fuel and profit sharing constant and excluding special charges and third-party business expenses	12.46	12.45	0.1

CASM Consolidated Operations (cents):
Cost per available seat mile (CASM)	14.70	13.57	8.3
Less: Special charges (C)	0.27	0.12	NM

CASM, excluding special charges	14.43	13.45	7.3
Less: Third-party business expenses	0.11	0.10	10.0

CASM, excluding special charges and third-party business expenses	14.32	13.35	7.3
Less: Fuel expense	5.35	4.44	20.5

CASM, excluding special charges, third-party business expenses and fuel	8.97	8.91	0.7
Less: Profit sharing per available seat mile	—	—	NM

CASM, excluding special charges, third-party business expenses, fuel, profit sharing	8.97	8.91	0.7
Add: Profit sharing held constant at prior year expense per available seat mile	—	—	NM
Add: Current year fuel cost at prior year fuel price per available seat mile	4.46	—	NM
Add: Prior year fuel cost per available seat mile	—	4.44	NM

CASM, holding fuel and profit sharing constant and excluding special charges and third-party business expenses	13.43	13.35	0.6

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